Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78285, 333-85559 and 333-87272) and in the Registration Statement on Form S-3 (No. 333-78285), of NSTAR of our report dated January 20, 2004 relating to the financial statements and the financial statement schedule which appears in this Form 10-K.

/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

January 20, 2004